Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of Epsium Enterprise Limited

We hereby consent to the inclusion in this Registration Statement of Epsium Enterprise Limited (the “Company”) on Form F-1 of our report dated July 17, 2023 except for Note 8 as to which the date is September 28, 2023, related to the Form F-1 with respect to our audit of the Company’s consolidated financial statements as of and for the years ended December 31, 2022 and 2021 which appears in this Registration Statement on Form F-1.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ TAAD LLP

Diamond Bar, California

December 28, 2023